UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of the report (Date of earliest event reported): November 3, 2016

COGENTIX MEDICAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-20970	13-3430173
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5420 Feltl Road Minnetonka, Minnesota	55343
(Address of Principal Executive Offices)	(Zip Code)

(952) 426-6140
Registrant's telephone number, including area code:

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On November 3, 2016, the Cogentix Medical, Inc. (the “Company”) converted into shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), all of the outstanding principal amount and accrued interest on the Company’s promissory notes held by Lewis C. Pell, one of the Company’s Class I directors, pursuant to the terms of the note exchange agreement between the Company and Mr. Pell, dated as of September 7, 2016 (the “Note Exchange Agreement”).  Under the terms of the Note Exchange Agreement, the entire outstanding principal amount and all accrued interest on the notes held by Mr. Pell was converted into 17,688,423 shares of Common Stock, at a price per share of $1.67.  Simultaneously with the conversion of the notes and accrued interest held by Mr. Pell, all outstanding warrants to purchase Common Stock held by Mr. Pell were cancelled.

Also on November 3, 2016, the Company issued an aggregate of 16,129,033 shares of Common Stock, at a purchase price per share of $1.55, for an aggregate purchase price of $25 million (rounded up to the nearest whole share), to Accelmed Growth Partners, L.P. (“Accelmed”), in accordance with the terms of the securities purchase agreement (the “Purchase Agreement”), dated as of September 7, 2016, by and between the Company and Accelmed.

The closing of the transactions contemplated by the Note Exchange Agreement and the Purchase Agreement were subject to, among other conditions, the Company having obtained the approval of its stockholders at a special meeting of the Company’s stockholders, which was held on November 3, 2016 (the “Special Meeting”).

Item 1.01	Entry into a Material Agreement

In connection with the closing of the transactions contemplated by the Purchase Agreement and the Note Exchange Agreement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which the Company has agreed to file a registration statement with the SEC covering the resale of the shares issued pursuant to the terms of the Purchase Agreement and the Note Exchange Agreement to Accelmed and Mr. Pell (together, and including any successors and assigns to the Registration Rights Agreement, the “Holders”), upon the written demand by Accelmed. Upon the Company’s receipt of such demand notice from Accelmed, the Company must, within five business days, provide written notice of such demand notice to all Holders (who may then request that their securities be included in such registration statement). The Company is not obligated to file a registration statement without first receiving a demand notice from Accelmed. Pursuant to the terms of the Registration Rights Agreement, the Company is required to maintain the effectiveness of the registration statement until the earlier of (i) three years after the registration statement is declared effective by the SEC, (ii) the date upon which the securities held by the Holders cease to be Registerable Securities (as that term is defined in the Registration Rights Agreement), or (iii) the date upon which the Holders have completed the distribution described in the registration statement.

The Registration Rights Agreement contains customary representations and warranties by the Company.  The foregoing description of the Registration Rights Agreement is a summary of the material terms and is qualified in its entirety by the terms of Registration Rights Agreement which is filed herewith as Exhibit 10.1, which is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

The information set forth in the Introductory Note of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The information set forth in the Introductory Note of this Current Report on Form 8-K is incorporated by reference into this Item 2.04.

Item 5.01	Changes in Control of Registrant

The information set forth in the Introductory Note and Items 5.07 and 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

As a result of the consummation of the transactions contemplated by the Purchase Agreement, a change in control of the Company occurred, and Mr. Pell and Accelmed own or control a majority of the outstanding Common Stock. As of immediately following the consummation of the transactions contemplated by the Purchase Agreement, Accelmed owns approximately 26.7% of the outstanding Common Stock and Mr. Pell owns approximately 33.2% of the outstanding Common Stock. Accelmed used available funds on hand to pay for the shares of Common Stock acquired pursuant to the Purchase Agreement.

In connection with entering into the Purchase Agreement and Note Exchange Agreement, Mr. Pell and Accelmed entered into a voting agreement on September 7, 2016 (the “Voting Agreement”), pursuant to which, among other things, the parties thereto agreed to vote any shares of Common Stock controlled or owned by them as directed by the terms of the Voting Agreement. Each of Mr. Pell and Accelmed agreed to vote their shares of Common Stock for the other party’s nominees to the Company’s board of directors (the “Board”) and each of Mr. Pell and Accelmed are entitled to nominate two directors. The initial nominees of Mr. Pell are Mr. Pell and Howard Zauberman, who are each current directors, and the initial nominees of Accelmed are Dr. Uri Geiger and Mr. Nachum Shamir. The Voting Agreement shall continue in effect until such time as Accelmed no longer owns any of the shares of Common Stock that Accelmed acquired pursuant to the Purchase Agreement (the “Purchased Shares”). However, Mr. Pell may terminate the Voting Agreement at any time Accelmed and its affiliates own in the aggregate less than 50% of the Purchased Shares, and Accelmed may terminate the Voting Agreement at any time Mr. Pell and his affiliates own in the aggregate less than 50% of the shares of Common Stock issued to Mr. Pell pursuant to the Note Exchange Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information set forth in Item 5.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Pursuant to the Company’s amended and restated certificate of incorporation and amended and restated bylaws, the Board has the power to increase the authorized number of directors and fill vacancies on the Board arising from any such newly created directorship by the affirmative vote of a majority of the directors serving at the time of the increase. On November 3, 2016, the Board increased the size of the Board from six members to eight members and elected Dr. Geiger as a Class I director and Mr. Shamir as a Class II director. Dr. Geiger was also appointed as the chairman of the Board.

Dr. Geiger currently serves as the Managing Partner of Accelmed. Prior to that, Dr. Geiger served as the CEO of Exalenz Bioscience Ltd., a medical technology company, from May 2006 until December 2008. Prior to that, Dr. Geiger co-founded and was the CEO of GalayOr Networks, a developer of optical components, from 2001 until 2003. Dr. Geiger has also served as the founding partner of Dragon Variation Fund, one of Israel’s first hedge funds, since 2000. Prior to returning to Israel in 1999, he gained a broad understanding and experience in capital markets working on Wall Street. Dr. Geiger was formerly an adjunct professor at Tel Aviv University’s Recanati School of Business where he lectured on private equity and venture capital and authored the books “Startup Companies and Venture Capital” and “From Concept to Wall Street”. Dr. Geiger previously served on the board of directors of EndoChoice Holdings Inc. from January 2014 until March 2016. Dr. Geiger earned his doctorate from New York’s Columbia University Center for Law & Economics, with a concentration in global equity markets. Dr. Geiger also served as a major (Ret.) in the Israeli Air force.

Mr. Shamir currently serves as the President and Chief Executive Officer of Luminex Corporation, a publically traded biotechnology company based in Austin, Texas, a position he has held since October 2014. Prior to joining Luminex, Mr. Shamir was the President, Chief Executive Officer and Director of Given Imaging Ltd. (“Given”), a developer, manufacturer and marketer of diagnostic products for the visualization and detection of disorders of the gastrointestinal tract which was acquired by Covidien PLC in early 2014. Mr. Shamir held this position from April 2006 to June 2014. Mr. Shamir currently serves on the board of directors of Luminex Corporation and has been serving in such position since October 2014. Mr. Shamir previously served on the board of directors of Given from April 2006 to June 2014. Mr. Shamir holds a Bachelor of Science from the Hebrew University of Jerusalem and a Masters of Public Administration from Harvard University.

Item 5.07	Submission of Matters to a Vote of Security Holders

At the Special Meeting, stockholders of the Company were requested to consider and vote upon: (1) a proposal to approve, as required by and in accordance with NASDAQ Rule 5635(b), the issuance of 16,129,033 shares of Common Stock, at a purchase price per share of $1.55, on the terms and subject to the conditions set forth in the Purchase Agreement (the “Stock Issuance Proposal”); (2) a proposal to approve, as required by and in accordance with NASDAQ Rule 5635(b), the exchange of all the outstanding principal amount of and accrued interest on the promissory notes made by the Company and purchased by Mr. Pell for shares of Common Stock, at a price per share of $1.67, on the terms and subject to the conditions set forth in the Note Exchange Agreement (the “Conversion Proposal”); and (3) a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the foregoing proposals (the “Adjournment Proposal”).

The following are the final voting results on proposals considered and voted upon at the Special Meeting. As of September 23, 2016, the record date for the Special Meeting, there were 26,544,299 shares of Common Stock outstanding.

1.	The Stock Issuance Proposal was approved by the following vote:

VOTES FOR	VOTES AGAINST	VOTES ABSTAINED
16,194,689	438,386	11,607

2.	The Conversion Proposal was approved by the following vote:

VOTES FOR	VOTES AGAINST	VOTES ABSTAINED
16,164,512	471,591	8,579

3.
In light of the fact that there were sufficient votes to approve the Stock Issuance Proposal and the Conversion Proposal, it was determined at the Special Meeting that adjournment of the Special Meeting to another date and place was unnecessary and, therefore, no vote was taken on the Adjournment Proposal.

Item 8.01	Other Events

Upon obtaining sufficient votes to approve the Stock Issuance Proposal and the Conversion Proposal, and the satisfaction of the other conditions contained in the Purchase Agreement and the Note Exchange Agreement, the Company and the other parties to the Purchase Agreement and the Note Exchange Agreement consummated the transactions contemplated by the agreements on November 3, 2016.

On November 3, 2016, the Company issued a press release announcing the results of the special meeting. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

Exhibit Number	Description

10.1	Registration Rights Agreement, dated November 3, 2016, by and between Cogentix Medical, Inc., Accelmed Growth Partners, L.P. and Lewis C. Pell

99.1	Press Release, dated November 3, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGENTIX MEDICAL, INC.

Date: November 4, 2016	By:	/s/ Brett Reynolds
	Name:	Brett Reynolds
	Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.1	Registration Rights Agreement, dated November 3, 2016, by and between Cogentix Medical, Inc., Accelmed Growth Partners, L.P. and Lewis C. Pell

99.1	Press Release, dated November 3, 2016